Exhibit 99.1
TransEnterix, Inc. Reports Operating and Financial Results for the Third Quarter 2019
Tuesday, Nov 12, 2019 04:05pm
RESEARCH TRIANGLE PART, N.C. – (BUSINESS WIRE) -- TransEnterix, Inc. (NYSE American: TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced its operating and financial results for the third quarter of 2019 and provided a business update.
Recent Highlights

•	Anthony Fernando appointed President and CEO on November 8, 2019

•	Total revenue of $2.0 million in the third quarter of 2019

•	Amended AutoLap Asset Sale terms, the Company now expects total of $17 million

•	Repaid Term Loan providing simplified balance sheet and financial flexibility

•	Announced proposed reverse stock split to be voted upon at a Special Meeting of Stockholders
“I am enthusiastic to have the opportunity to lead TransEnterix and excited about the opportunity that lies ahead for the company. The Senhance System has a differentiated position in the surgical robotics market and we have assembled a great team to execute on this opportunity,” said Anthony Fernando, President and CEO of TransEnterix. “In the near term, we are focused on taking the actions needed to implement changes in our commercial strategy that I believe will drive shareholder value.”
Commercial and Clinical Update
In the quarter ended September 30, 2019, the Company sold one Senhance® System in Asia, to an end user hospital.
AutoLap Transaction Update

On October 15, 2019, the Company amended the previously-announced AutoLap Sale Agreement such that the purchase price for the AutoLap Assets of $17 million is to be paid in installments of $3 million, which was received on October 15, 2019, issuance of an irrevocable $13 million letter of credit received by October 31, 2019, and $1 million to be paid by December 15, 2019.
The letter of credit was issued as required, and as of the date of this press release, the Company believes that it has satisfied all requirements to release the letter of credit funds and has submitted the letter of credit for payment. The Company continues to anticipate receiving the final $1 million payment by December 15, 2019.
Repayment of Hercules Term Loan
On November 4, 2019, the Company entered into a payoff letter with Hercules Capital, Inc. pursuant to which the Company terminated the Hercules Loan Agreement, as amended. The Company determined it was in the best interests of the Company to pay down the debt and terminate the Hercules Agreement to simplify the Company’s balance sheet and provide additional flexibility as the Board of Directors continues to explore strategic and financial alternatives for the Company. Under the payoff letter, the Company repaid all amounts owed under the Hercules Loan Agreement totaling approximately $16.4 million, which included end of term fees of $1.4 million, and Hercules released all security interests held on the assets of the Company and its subsidiaries, including, without limitation, on the intellectual property assets of the Company.

Reverse Stock Split
The Company is expected to hold a Special Meeting of Stockholders on December 11, 2019, to authorize the Board of Directors to effect a reverse stock split of the Company’s common stock. The reverse stock split proposal includes a proposed range between 1-for-10 and 1-for-40 shares of outstanding common stock. The final ratio will be determined by TransEnterix's Board of Directors after stockholder approval. In addition, if the reverse stock split selected is in the range of 1-for-20 to 1-for-30, the authorized common stock would be reduced to 500,000,000 shares, and if the range selected is greater than 1-for-30, the authorized common stock would be reduced to 250,000,000 shares.
Third Quarter Financial Highlights
For the three months ended September 30, 2019, the Company reported revenue of $2.0 million as compared to revenue of $5.4 million in the three months ended September 30, 2018. Revenue in the third quarter of 2019 included $1.3 million in system sales, $373 thousand in instruments and accessories, and $374 thousand in services.
For the three months ended September 30, 2019, total net operating expenses were $96.4 million, as compared to $13.1 million in the three months ended September 30, 2018. During the three months ended September 30, 2019, the Company recorded a goodwill impairment charge of $79.0 million and an in-process research and development impairment charge of $7.9 million. No impairment charges were recorded during the three months ended September 30, 2018.
For the three months ended September 30, 2019, net loss was $97.8 million, or $0.43 per basic share, as compared to a net loss of $20.2 million, or $0.10 per basic share, in the three months ended September 30, 2018. Net loss and net loss per share are GAAP measures.
For the three months ended September 30, 2019, adjusted net loss was $20.6 million, or $0.09 per basic share, as compared to an adjusted net loss of $12.7 million, or $0.06 per basic share in the three months ended September 30, 2018, after adjusting for the following charges: goodwill and intangible assets impairment, change in fair value of contingent consideration, amortization of intangible assets, change in fair value of warrant liabilities, acquisition-related costs, reversal of transfer fee accrual and the loss (gain) on the sale of the SurgiBot assets. Adjusted net loss is a non-GAAP measure. See the reconciliation to GAAP below.
The Company had cash and cash equivalents and restricted cash of approximately $22.8 million as of September 30, 2019. The Company believes that existing cash and the expected proceeds from the AutoLap transaction are sufficient to support the business into early 2020.
Conference Call
TransEnterix, Inc. will host a conference call on Tuesday, November 12, 2019, at 4:30 p.m. ET to discuss its third quarter 2019 operating and financial results. To listen to the conference call on your telephone, please dial (844) 804-5261 for domestic callers or (612) 979-9885 for international callers and reference conference ID 5398297 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link . The presentation materials for the conference call will be available for download at http://ir.transenterix.com/events.cfm. The replay will be available on the Company's website.
About TransEnterix
TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the commercialization of the Senhance® Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, and select other countries. For more information, visit .
Use of Non-GAAP Measures
The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP measures. The adjustments relate to the change in fair value of warrant liabilities, amortization of intangible assets, change in fair value of contingent consideration, acquisition-related costs, loss on extinguishment of debt, goodwill and intangible assets impairment, reversal of transfer fee accrual and the loss (gain) on the sale of the SurgiBot assets. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). In the tables that follow under "Reconciliation of Non-GAAP Measures,” we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company's performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.
Forward-Looking Statements
This press release includes statements relating to the repayment of the Company’s debt and future corporate plans. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether taking the actions needed to implement the Company’s commercial strategy will drive shareholder value, whether the Company will receive the cash under the issued irrevocable letter of credit in November 2019 and the $1 million payment by December 15, 2019, whether the reverse stock split proposal will be presented to stockholders for approval, whether the reverse stock split proposal will be approved by the Company’s stockholders at a special meeting, and whether the reverse stock split, if implemented, will have the desired impact on the company’s stock price, and whether TransEnterix has sufficient cash and expected proceeds from the AutoLap transaction to support the business into early 2020. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$2,024	$5,422	$7,844	$16,578
Cost of revenue	3,446	4,249	9,849	10,536
Gross (loss) profit	(1,422)	1,173	(2,005)	6,042
Operating Expenses (Income)
Research and development	5,884	4,838	17,834	15,384
Sales and marketing	6,883	5,819	22,425	17,835
General and administrative	5,908	3,686	14,959	9,989
Amortization of intangible assets	2,558	2,674	7,754	8,244
Change in fair value of contingent consideration	(11,647)	(1,358)	(9,689)	81
Acquisition related costs	(40)	345	5	345
Goodwill impairment	78,969	—	78,969	—
Intangible assets impairment	7,912	—	7,912	—
Loss (gain) from sale of SurgiBot assets, net	—	44	97	(11,915)
Reversal of transfer fee accrual	—	(2,994)	—	(2,994)
Total Operating Expenses	96,427	13,054	140,266	36,969
Operating Loss	(97,849)	(11,881)	(142,271)	(30,927)
Other Income (Expense)
Change in fair value of warrant liabilities	614	(8,760)	3,036	(24,438)
Interest income	63	391	559	982
Interest expense	(1,230)	(685)	(3,407)	(3,398)
Other expense	(439)	(52)	(935)	(109)
Total Other Income (Expense), net	(992)	(9,106)	(747)	(26,963)
Loss before income taxes	$(98,841)	$(20,987)	$(143,018)	$(57,890)
Income tax benefit	1,070	781	2,549	2,554
Net loss	$(97,771)	$(20,206)	$(140,469)	$(55,336)
Comprehensive loss
Foreign currency translation loss	(3,670)	(561)	(4,379)	(2,651)
Comprehensive loss	$(101,441)	$(20,767)	$(144,848)	$(57,987)
Net loss per common share:
Basic	$(0.43)	$(0.10)	$(0.64)	$(0.27)
Diluted	$(0.43)	$(0.10)	$(0.64)	$(0.27)
Weighted average number of shares used in computing net loss per common share:
Basic	229,178	209,088	221,193	204,531
Diluted	230,634	209,088	223,705	204,531

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$22,106	$21,061
Short-term investments	—	51,790
Accounts receivable, net	2,352	8,560
Inventories	13,657	10,941
Interest receivable	22	26
Other current assets	8,762	9,205
Total Current Assets	46,899	101,583
Restricted cash	698	590
Inventories, net of current portion	9,336	—
Property and equipment, net	5,428	6,337
Intellectual property, net	30,289	39,716
In-process research and development	2,400	10,747
Goodwill	—	80,131
Other long term assets	2,584	203
Total Assets	$97,634	$239,307
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,403	$4,433
Accrued expenses	8,094	9,619
Deferred revenue – current portion	884	1,733
Contingent consideration – current portion	71	72
Deferred consideration – MST Acquisition	—	5,962
Total Current Liabilities	12,452	21,819
Long Term Liabilities
Deferred revenue – less current portion	46	109
Contingent consideration – less current portion	877	10,565
Notes payable - net of debt discount	15,343	28,937
Warrant liabilities	1,600	4,636
Net deferred tax liabilities	1,960	4,720
Other long term liabilities	1,590	—
Total Liabilities	33,868	70,786
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at September 30, 2019 and December 31, 2018; 255,652,460 and 216,345,984 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	255	216
Additional paid-in capital	716,420	676,373
Accumulated deficit	(649,868)	(509,406)
Accumulated other comprehensive (loss) income	(3,041)	1,338
Total Stockholders’ Equity	63,766	168,521
Total Liabilities and Stockholders’ Equity	$97,634	$239,307

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Operating Activities
Net loss	$(140,469)	$(55,336)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Loss (gain) from sale of SurgiBot assets, net	97	(11,915)
Goodwill and intangible assets impairment	86,881	—
Depreciation	1,651	1,876
Amortization of intangible assets	7,754	8,244
Amortization of debt discount and debt issuance costs	1,437	575
Amortization of short-term investment discount	(328)	(51)
Interest expense on deferred consideration – MST acquisition	762	—
Stock-based compensation	9,727	6,694
Deferred tax benefit	(2,549)	(2,572)
Bad debt expense	1,630	—
Write down of inventory	761	—
Change in fair value of warrant liabilities	(3,036)	24,438
Change in fair value of contingent consideration	(9,689)	81
Loss on extinguishment of debt	—	1,400
Recovery of transfer fee	—	(2,994)
Changes in operating assets and liabilities:
Accounts receivable	4,313	(4,262)
Interest receivable	3	28
Inventories	(14,141)	(1,276)
Other current and long term assets	(2,313)	27
Accounts payable	(914)	(903)
Accrued expenses	(1,439)	(56)
Deferred revenue	(867)	361
Other long term liabilities	1,613	—
Net cash and cash equivalents used in operating activities	(59,116)	(35,641)
Investing Activities
Purchase of short-term investments	(12,883)	(39,619)
Proceeds from maturities of short-term investments	65,000	—
Proceeds related to sale of SurgiBot assets, net	—	4,496
Purchase of property and equipment	(392)	(490)
Proceeds from sale of property and equipment	—	32
Net cash and cash equivalents provided by (used in) investing activities	51,725	(35,581)
Financing Activities
Payment of note payable	(15,000)	(15,305)
Proceeds from issuance of debt and warrants, net of issuance costs	(30)	18,828
Payment of contingent consideration	—	(395)
Proceeds from issuance of common stock and warrants, net of issuance costs	23,725	279
Taxes paid related to net share settlement of vesting of restricted stock units	(499)	(1,662)
Proceeds from issuance of common stock related to sale of SurgiBot assets	—	3,000
Proceeds from exercise of stock options and warrants	539	11,396
Net cash and cash equivalents provided by financing activities	8,735	16,141
Effect of exchange rate changes on cash and cash equivalents	(191)	(114)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,153	(55,195)
Cash, cash equivalents and restricted cash, beginning of period	21,651	97,606
Cash, cash equivalents and restricted cash, end of period	$22,804	$42,411
Supplemental Disclosure for Cash Flow Information
Interest paid	$2,073	$1,135
Supplemental Schedule of Noncash Investing and Financing Activities
Transfer of inventories to property and equipment	$478	$2,160
Transfer of property and equipment to inventory	$—	$648
Reclass of warrant liability to common stock and additional paid-in capital	$—	$23,485
Cashless exercise of warrants	$—	$4,272
Issuance of common stock – MST acquisition	$6,600	$—

TransEnterix, Inc.
Reconciliation of Non-GAAP Measures
Adjusted Net Loss and Net Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
(Unaudited, U.S. Dollars, in thousands)
Net loss (GAAP)	$(97,771)	$(20,206)	$(140,469)	$(55,336)

Adjustments
Loss (gain) from sale of SurgiBot assets, net	—	44	97	(11,915)
Amortization of intangible assets	2,558	2,674	7,754	8,244
Change in fair value of contingent consideration	(11,647)	(1,358)	(9,689)	81
Acquisition related costs	(40)	345	5	345
Goodwill impairment	78,969	—	78,969	—
Intangible assets impairment	7,912	—	7,912	—
Reversal of transfer fee accrual	—	(2,994)	—	(2,994)
Change in fair value of warrant liabilities	(614)	8,760	(3,036)	24,438
Loss on extinguishment of debt	—	—	—	1,400
Adjusted net loss (Non-GAAP)	$(20,633)	$(12,735)	$(58,457)	$(35,737)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited, per basic share)	2019	2018	2019	2018
Net loss per share (GAAP)	$(0.430)	$(0.100)	$(0.640)	$(0.270)

Adjustments
Loss (gain) from sale of SurgiBot assets, net	—	0.00	0.00	(0.060)
Amortization of intangible assets	0.01	0.01	0.03	0.04
Change in fair value of contingent consideration	(0.050)	0.000	(0.040)	0.00
Acquisition related costs	0.000	0.00	0.00	0.00
Goodwill impairment	0.34	—	0.36	—
Intangible assets impairment	0.04	—	0.04	—
Reversal of transfer fee accrual	—	(0.010)	—	(0.010)
Change in fair value of warrant liabilities	0.000	0.04	(0.010)	0.12
Loss on extinguishment of debt	—	—	—	0.01
Adjusted net loss per share (Non-GAAP)	$(0.090)	$(0.060)	$(0.260)	$(0.170)

The non-GAAP financial measures for the three and nine months ended September 30, 2019 and 2018 provide management with additional insight into the Company’s results of operations from period to period without non-recurring and non-cash charges, and are calculated using the following adjustments:
a)   Gain from sale of SurgiBot assets relates to amounts received from Great Belief International Limited in excess of the carrying amount of the assets sold. Loss from sale of SurgiBot assets relates to additional outside service costs to transfer the assets.
b)   Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.
c)   Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.
d)   Acquisition related costs were incurred in connection with the MST purchase agreement and consist of legal, accounting, and other costs.
e) As of September 30, 2019, goodwill was deemed to be fully impaired, and the Company recorded an impairment charge of $79.0 million. As of September 30, 2019, IPR&D was deemed to be significantly impaired, and the Company recorded an impairment charge of $7.9 million. No impairment charges were recorded during the three or nine months ended September 30, 2018.
f) In connection with the Senhance acquisition, the Company recorded an accrual in 2015 for potential assessment of additional transfer fees. In September 2018, the Company determined that the accrual was no longer required and reversed the accrual.
g)   The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.
h) In May 2018, in connection with its entrance into the Hercules Loan Agreement, the Company repaid its existing loan and security agreement with Innovatus Life Sciences Lending Fund I, LP. The Company recognized a loss of $1.4 million on the extinguishment of notes payable which is included in interest expense on the consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2018.

TransEnterix, Inc.
Investor Contact:
Mark Klausner, 443-213-0501
invest@transenterix.com
or
Media Contact:
Terri Clevenger, 203-682-8297
terri.clevenger@icrinc.com